Nightview Capital, LLC – Proxy Voting Policies and Procedures

Policy

As part of Firm policy, Nightview Capital exercises authority over proxies when authorized to do so. A disclosure regarding this policy is included in Nightview Capital’s Brochure. Nightview Capital will vote proxies in a manner that is consistent with the general antifraud provisions of the Investment Advisers Act of 1940, as amended (“Adviser’s Act”) and applicable federal and state law.

BACKGROUND

Proxy voting is an important right of shareholders; thus, reasonable care and diligence must be undertaken to ensure that such rights are properly and timely exercised. SEC registered investment advisers who exercise voting authority with respect to client securities are required by Rule 206(4)-6 of the Advisers Act to: (1) adopt and implement written policies and procedures that are reasonably designed to ensure that client securities are voted in the best interests of clients, which must include how an adviser addresses material conflicts that may arise between an adviser's interests and those of its Funds; (2) disclose to clients how they may obtain information from the adviser with respect to the voting of proxies for their securities; (3) describe a summary of its Proxy Voting Policies and Procedures and, upon request, furnish a copy to clients and (4) maintain certain records relating to the adviser's proxy voting activities when the adviser does have proxy voting authority.

PROCEDURE

Operational Guidelines

When voting proxies, Nightview Capital will vote such securities for the exclusive benefit and in the best economic interest of the Funds as determined by Nightview Capital in good faith. These voting responsibilities are exercised in accordance with the applicable provisions of the Advisers Act as well as with Nightview Capital’s fiduciary duties under applicable law to act in the best interests of its clients.

All proxies are considered and voted on a case-by-case basis. Nightview Capital may refrain from voting a proxy. This may be done, for example where: (1) the cost of voting the proxy outweighs the potential benefit derived from voting; (2) a proxy is received with respect to securities that have been sold before the date of the shareholder meeting and are no longer held in a client account; (3) the terms of an applicable securities lending agreement prevent Nightview Capital from voting with respect to a loaned security; (4) despite reasonable efforts, Nightview Capital receives proxy materials without sufficient time to reach an informed voting decision and vote the proxies; (5) the terms of the security or any related agreement or applicable law preclude Nightview Capital from voting; or (6) the terms of an applicable advisory agreement reserve voting authority to the client or another party.

Though it may not be clear how best to vote a proxy to maximize shareholder value or be able to decide with certainty, these policies are intended to provide guidance so that Nightview Capital acts in a manner it deems to be prudent and diligent and which is intended to enhance the economic value of the Funds’assets.

Identifying and Addressing Conflicts of Interest

Nightview Capital acknowledges its responsibility for identifying material conflicts of interest related to voting proxies. To ensure that Nightview Capital is aware of the facts necessary to identify conflicts, management of Nightview Capital must disclose to the CCO any personal conflicts such as officer or director positions held by them, their spouses or close relatives, in any portfolio company. Conflicts based on business relationships with Nightview Capital or any affiliate of Nightview Capital will be considered only to the extent Nightview Capital has actual knowledge of such relationships. If a conflict may exist which cannot be otherwise addressed by the CCO, or his designee, Nightview Capital may choose one of several options including: (1) “echo” or “mirror” voting the proxies in the same proportion as the votes of other proxy holders that are not Nightview Capital clients; (2) if possible, erecting information barriers around the person or persons making the voting decision sufficient to insulate the decision from the conflict; or (3) if agreed upon in writing with the client, forwarding the proxies to affected clients and allowing them to vote their own proxies.

Disclosure Policy

Fund Investors may request a copy of Nightview Capital’s Proxy Procedures and/or information regarding how Nightview Capital voted by contacting the Firm.